EXHIBIT 10.20

               EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


          This Distributorship Agreement (the "Agreement") is entered into this ____ day of _________, 1997, and is effective _____________, 1997 (the "Effective Date"), between CASINOVATIONS INCORPORATED, a Washington Corporation, United States of America, having its registered address at 3909 South Maryland Parkway, Suite 311, Las Vegas, Nevada 89119, USA ("Manufacturer") and Belgian Gaming Technology, a Belgian corporation, having its registered address at Heernislaan 111, B-9000 Gent, Belgium ("Distributor").

          THE PARTIES RECITE:

          A. Manufacturer develops, manufactures, and sells various types of casino equipment for lawful markets worldwide;

          B. Distributor desires to obtain the exclusive distributorship for the Manufacturer's products for sale in a limited territory; and

          C. The parties desire to enter into this agreement to establish the terms and conditions of their distributor relationship.

          NOW THEREFORE, it is agreed between the parties as follows:


                            ARTICLE 1

         DISTRIBUTOR APPOINTMENT, PRODUCTS AND TERRITORY

          1.01. APPOINTMENT AND PRODUCTS. Manufacturer hereby appoints the Distributor, upon the terms and conditions of this Agreement, exclusive rights to market and sell its Products in the Territory defined herein. For purposes herein, the term "Products" shall be defined as those products listed on Schedule 1, attached hereto and incorporated herein by reference.

          1.02 TERRITORY. The exclusive distributorship provided by this Agreement shall be limited to the Territory described in
Schedule 2, attached hereto and incorporated herein by reference.

          1.03 EXCLUSIVE. The Distributor agrees not to buy, sell or otherwise deal within the Territory, any items which may be competitive with the Products unless otherwise authorized by Manufacturer in writing. The Manufacturer agrees not to sell its Products in the Territory except as authorized herein. The Distributor further agrees not to solicit, accept orders for or sell or deliver outside the Territory the Products.

                            ARTICLE 2

           DEVELOPMENT OF TERRITORY, SALES AND SERVICE

          2.01 BEST EFFORTS. Distributor hereby accepts such appointment and agrees at its own expense to devote its best efforts to promote the distribution and sale of the Products in the Territory to its maximum potential.

          2.02 ADVERTISING. From time to time special promotion measures may be taken by either party such as magazine advertisements, exhibitions, or other marketing tools. For the protection of the Manufacturers good will, the Distributor shall not use any advertising or promotional materials unless such materials are supplied by the Manufacturer or are approved in writing by the Manufacturer. Expenses of joint sales promotions shall be borne on a fifty-fifty (50-50) basis, to a maximum amount of US $5,000.00 each per annum, and will require prior written approval by both parties.

          2.03 TRAINING. Manufacturer agrees to provide technical training to Distributor's staff and/or customers at Distributor's facility in Belgium without compensation. Distributor or Distributor's customers shall bear round trip airfare costs to said facility. Manufacturer will provide reasonable accommodation and meals for Distributor's technician(s) to be dispatched in this regard.


                            ARTICLE 3

                            WARRANTY

          3.01 WARRANTY. The Manufacturer warrants to the Distributor, for up to twelve months after delivery, that each of the Products are free from any defects in design, material and workmanship as it pertains to its intended use. This warranty does not cover any Products that have been repaired or altered outside of the Manufacturers control so as to affect its stability or reliability, nor which have been subject to misuse, negligent acts or accidents. This warranty is limited to the repair or replacement of any defective part of any Product. The choice to repair or replace a part remains the sole discretion of the Manufacturer.

          3.02 LIMITATIONS. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED AND OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF THE MANUFACTURER AND IN NO EVENT SHALL THE MANUFACTURER BE LIABLE TO THE DISTRIBUTOR FOR SPECIAL OR CONSEQUENTIAL DAMAGES BEYOND THOSE DAMAGES EXPRESSLY PROVIDED HEREIN. THIS WARRANTY RUNS ONLY TO THE MANUFACTURER AND NOT TO ANY END-USER OR THIRD PARTY.

          3.03 EXERCISE OF WARRANTY. The Distributor shall notify the Manufacturer in writing and within fifteen (15) days from the discovery of any defect in the Products subject to the warranty. Upon notice, the Manufacturer shall notify the Distributor within ten (10) days of whether the Manufacturer deems the defect to be covered by this Warranty.

          3.04 SPARE PARTS. Together with the first shipment of the Products after the execution of this Agreement, Manufacturer will provide Distributor with an appropriate number of spare parts at no cost, so that Distributor may supply the same to its customers in the Territories. For additional terms and conditions of the supply spare parts such as quantity, prices, payment term shall be negotiated within a reasonable period of time after the effective date of this Agreement. Manufacturer agrees that the price of spare parts shall allow for reasonable mark-up by Distributor consistent with other discounts on Manufacturer's Products.

          3.05 INVENTORY. Distributor may keep all faulty parts replaced and maintain updated proper stock records and provide them to Manufacturer, if it so desires, so as to keep adequate stock level of spare parts.


                            ARTICLE 4

                  PAYMENT, PRICE, AND DELIVERY

          4.01 PRICE.  The Distributor shall pay Manufacturer in
United States Dollars (USD), for all Products ordered and shipped at the prices set as per Schedule 3, incorporated herein by this reference.

          4.02 DELIVERY. All Products shall be delivered FOB Las Vegas, Nevada, as the term is defined in the Uniform Commercial Code, NRS Sec. 1.04, et seq. Passage of title to the goods and risk of loss shall pass to the Distributor upon delivery to the carrier by the Manufacturer from its Distribution Center in Las Vegas, Nevada.

          4.03 CREDIT. the Manufacturer reserves the right to delay any delivery or shipment if it determines that the Distributor's credit or ability to pay for the Products is materially impaired.


                            ARTICLE 5

                       ORDER AND SHIPMENT

          5.01 ORDERS. All purchase orders for the Products placed by Distributor with Manufacturer shall be subject to the provisions of this Agreement. Any provision of any "special" order that is inconsistent with this Agreement or that may seek to impose any additional obligations upon Manufacturer shall be null and void unless approved in writing by both parties. Manufacturer will endeavor, so far as it may be practicable for it to do so, to fill such orders, but shall be under no liability to Distributor for any omission to do so, irrespective of the reason, nor shall any partial shipment or shipments against any order impose any liability upon Manufacturer with respect to the undelivered balance of any order.

          5.02 APPLICABLE LAW. All sales made under this Agreement shall be in accordance with and interpreted U.S. law.

          5.03 FORCE MAJURE CLAUSE. Manufacturer shall not be responsible or liable for any loss, damage detention, or delay caused by fire, strike, civil or military authority, governmental restrictions or controls, insurrection or riot railroad, marine or air embargoes, lockout, tempest, accident, breakdown of machinery, yield problems, delay in delivery of materials by other parties, or any cause which is unavoidable or beyond its reasonable control; nor in any event for consequential damages.


                            ARTICLE 6

           RELATIONSHIP OF THE PARTIES AND WARRANTIES

          6.01 RELATIONSHIP. Distributor is an independent contractor and in no way an agent of Manufacturer, its being expressly agreed that the only relationship created by this Agreement is that of Manufacturer and Distributor. This Agreement does not form a joint venture or partnership relationship in any form. Distributor agrees not to make any representation, promise, guarantee or warranty on Manufacturer's behalf. Distributor further agrees that it has no authority to assume or create any obligation on Manufacturer's behalf, express or implied, regarding Manufacturer's Products or otherwise. Manufacturer only warrants the Products sold by it to Distributor as indicated herein. In no event shall Manufacturer be liable for damages by reason or failure of any products to function properly or for consequential or special damages.

          6.02 WARRANTIES. The Distributor represents and warrants as follows:

          (a) That the Distributor has all necessary authority to enter into this Agreement and that all corporate authorizations have been obtained.

          (b) That the execution of this Agreement will not violate any rule, statute or laws of the Territory.

          (c) That the execution of this Agreement by the Distributor will not conflict or cause a breach by the Distributor of any contract the Distributor may be a party to.

          The Distributor agrees to indemnify and hold harmless the Manufacturer from any and all liabilities, claims or damages suffered by the manufacturer by reason of the representations not being accurate.


                            ARTICLE 7

                       RECORDS AND REPORTS

          The Distributor shall maintain a complete record of all Products sold by the Distributor and furnish such data to Manufacturer upon its request. The Distributor agrees to permit the Manufacturer to inspect, within ten (10) days written notice, any related records and documents upon its request.


                            ARTICLE 8

                         CUSTOM PRODUCTS

          Custom products, for purpose of Agreement, are defined as products which have specific function unique to a customer. All orders for custom products must be approved in writing by Manufacturer prior to acceptance by Distributor. Thereafter, Distributor will promptly notify Manufacturer of any circumstances which may affect that order and Manufacturer will keep Distributor informed of its progress in fulfilling such order.


                            ARTICLE 9

                      TERM AND TERMINATION

          9.01 TERM. This Agreement shall remain in full force and effect for a period of five (5) years from the Effective Date hereof, or until such earlier date as of which it may be terminated as hereinafter provided. If for any reason whatsoever the relations between the parties shall continue beyond the said term hereof without written formal agreement as to the terms and conditions thereof, such continuance of relations shall not be deemed a renewal or extension of said term beyond the said expiration date and the same shall be subject to immediate termination upon notice by either party to the other, but shall in all respects be deemed to be subject to terms and conditions identical with those contained herein. Manufacturer and Distributor shall meet for an evaluation of Distributor's sales efforts after 6 months from the date of this Contract to determine that sufficient sales and marketing efforts are being put forth by Distributor. Should it be determined that sales and marketing efforts are insufficient, it will be deemed as termination for cause.

          9.02 TERMINATION FOR CAUSE. If either party hereto shall fail to perform any of the obligation imposed upon it hereunder, the other party shall have the right as its option, to terminate this Agreement by giving thirty (30) days' written notice. The party alleging breach of this Agreement shall have thirty (30) days from the date of receipt of notice to cure such breach. Failure to cure shall cause this Agreement to terminate within thirty (30) days of receipt of notice. In the event of a termination due to Distributor breach, Manufacturer reserves the right to purchase from the Distributor and the Distributor shall sell to Manufacturer any Products not sold which the Distributor may have on hand, at the time of such termination. Such repurchase, If any, shall be at the same price the Products were originally purchased by the Distributor, less a ten percent (10%) repurchasing and shipping discount.

          9.03 ASSIGNMENT OF ORDERS UPON TERMINATION. Upon termination or expiration of this Agreement for any cause whatsoever, Manufacturer will, subject to all the terms hereof, complete its obligations hereunder as to any orders received from the Distributor and accepted by Manufacturer prior to the termination or expiration of this Agreement. One year thereafter, Manufacturer or a new Distributor may complete any transaction inaugurated by Distributor but not therefore resulting in an accepted order. Upon such termination or expiration the Distributor shall immediately discontinue all promotion and advertising with respect to Manufacturer's Products.

          9.04 CONTINUED OBLIGATIONS. Neither the expiration nor the termination of this Agreement shall release either party from the obligation to pay any sum that may be owing or from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the provisions of the immediately preceding sentence, however, neither party shall by reason of the expiration or termination of this Agreement be liable to the other for compensation or damage on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments, or commitments made in connection therewith or in connection with the establishment, development or maintenance of Distributor's or Manufacturer's business or goodwill.

          9.05 GROUNDS FOR IMMEDIATE TERMINATION. Either party shall be entitled to immediately terminate this Agreement by notice in writing to the other for any of the following events:

          (a)  A of petition of bankruptcy or insolvency;

          (b)  Any adjudication of any bankruptcy or insolvency;

          (c) The filing of any petition seeking reorganization or readjustment or arrangement of the business under any law relating to bankruptcy or insolvency;

          (d) The appointment of a receiver for all or substantially all of the property of either party;

          (e) The making of any assignment or attempted assignment for the benefit of creditors;

          (f) The institution of any proceeding for the liquidation or winding up of business or for the termination of its corporate charter.


                           ARTICLE 10

                     EXTRA-TERRITORIAL SALES

          Without prior written consent of Manufacturer in each instance, Distributor shall not, directly or indirectly, offer for resale, sell or ship Products and/or replacement parts outside of the Territory. Inquiries from customers or potential customers outside the Territory shall be promptly referred to Manufacturer, who will reply in writing if the Distributor may pursue. Likewise, Manufacturer agrees that inquiries received from customers or potential customers in the Territory shall be referred to Distributor.


                           ARTICLE 11

                         PRODUCT CHANGES

          Manufacturer reserves the right, from time to time, without incurring any obligation to Distributor to discontinue any Products or type thereof, to alter the design or construction thereof, and/or add new and additional types thereof to its line and in the event of any such action on Manufacturer's part, it shall give Distributor no less than thirty (30) day notice thereof. Any product change shall not affect any pending orders placed by Distributor.

                           ARTICLE 12

                     MARKET REPRESENTATIONS

          Distributor acknowledges and agrees that Manufacturer has made no statements or representations as to the size of the market for the Products or as to the amount of profits to be received by Distributor. Distributor acknowledges that in entering into this Agreement it is relying entirely on its own estimate as to the market for the Products, but warrants no level of sales upon which Manufacturer may rely.


                           ARTICLE 13


     13.01     CONFIDENTIALITY.

          Distributor agrees to hold all marketing, sales, business and technical information regarding Manufacturer, its products or its customers ("Confidential Information" more specifically defined herein below) in the strictest confidence and disclose no such information to any third party during the term of this Agreement and for three (3) years after its termination or cancellation.


     13.02     DISCLOSURE OF CONFIDENTIAL INFORMATION.

               (a) DEFINITION. "Confidential Information" shall mean and include all records of the accounts of customers, route books, customer lists, and any other records and books relating in any manner to the customers and/or suppliers of the Manufacturer (whether such records, books or lists are prepared by the Distributor or otherwise come into the possession or use of the Distributor). "Confidential Information" shall also mean and include any product information, technical data, know-how, specifications, processes, drawings, sketches, formulas, computations and any other information of any kind whatsoever, whether written or not, concerning any process, manufacture, composition of matter, plant, design, idea, method, system or plan in which the Manufacturer has a possessory interest and which becomes known to Distributor.

               "Confidential Information" shall also mean and include any accounting, sales, advertising, marketing or management information, methods or techniques, any business plans, any computer programs and routines of the Manufacturer and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, the Manufacturer, its plans, programs or operations, which information is not generally known in the businesses or industries in which the

Manufacturer is or may become engaged during Distributor's term of this Agreement.


The term "Confidential Information" includes all property rights in the Products, including related trade names, trademarks, logo types, insignia, trade designs, trade secrets, patents, copyrights, product designs, materials, operating methods and /or procedures, control systems, marketing secrets, consensual engineering and product evaluations and or reviews related to the Product.

               (b)  RESTRICTION ON USE.  Any Confidential
Information received or developed by Distributor shall be used only in the conduct by the Distributor of carrying out the objections and terms of the Distributorship Agreement. Such Confidential Information shall not be used by Distributor for any other purpose unless otherwise directed or authorized in writing by the Manufacturer.

               (c) PROTECTION OF CONFIDENTIAL INFORMATION. The Manufacturer and the Distributor expressly recognize and acknowledge that any Confidential Information disclosed to or developed by Distributor will not, at any time either during the term of this Agreement, or three years thereafter, in any manner, either directly or indirectly be divulged, disclosed, or communicated to any person, firm or corporation, or any other business entity by the Distributor, nor shall the Distributor use for his own benefit or for any other purpose than the exclusive benefit of the Manufacturer, its subsidiaries, successors, or assigns, Confidential Information or any information whatsoever concerning matters affecting or relating to the business of the Manufacturer which the Distributor knows or has reason to know would be valuable to competitors or potential competitors of the Manufacturer, including but not limited to, Confidential Information or information relating to the Manufacturer's relationships with actual or potential customers or suppliers and to the needs and requirements of any such actual or potential customers. Furthermore, but not by way of limitation of the foregoing, the Distributor shall not (i) make known to any firm, person or corporation the names or addresses of any of the customers of the Manufacturer or any other information pertaining to them or (ii) call on, solicit, or take away or attempt to call on, any of the customers of the Manufacturer on whom the Distributor called or with whom he became acquainted during this Agreement, either for itself or for any other person, firm or corporation.

               (d) RETURN OF CONFIDENTIAL INFORMATION. Upon the Manufacturer's request, the Distributor shall return (or destroy if requested by the Manufacturer) to the Manufacturer all originals and copies of all documents pertaining to the Confidential Information, including records, descriptions, modifications, negatives, drawings, adaptations, or preliminary drafts. The Distributor shall, upon request of the Manufacturer, sign an affidavit acknowledging the compliance of this paragraph.

     13.03 DAMAGES. The Manufacturer shall be entitled to receive all damages, whether in equity or at law, relating to the Distributor's breach of this clause, including but not limited to the following non-cumulative remedies:

          (a) Injunctive relief to enjoin the Distributor from dissemination Confidential Information in violation of this Agreement;

          (b) Consequential damages, compensatory damages, punitive damages and attorney fees and costs;

          (c) Indemnification to the Manufacturer for any and all costs and expenses that the Manufacture may incur in enjoining or preventing the unauthorized use of the Confidential
Information by third-parities who obtain the Confidential
Information from the Distributor in violation of this Agreement.

     13.04     OWNERSHIP.     The parties agree that ownership of
the Confidential Information shall remain vested with the Manufacturer and the Distributor agrees to execute any and all necessary documents to effectuate this result.

                           ARTICLE 14

          NON ASSIGNMENT AND NOTICE OR CERTAIN CHANGES

          Without Manufacturer's prior written consent, neither this Agreement nor any interest therein shall be transferable or assignable by Distributor, by operation of law or otherwise. Distributor shall immediately notify Manufacturer in writing of any substantial change in the ownership, financial interests or active management of Distributor. Manufacturer may assign this agreement to a subsidiary or successor in interests.


                           ARTICLE 15

                GOVERNMENTAL PERMITS AND LICENSES

          Distributor shall obtain at its own expenses all necessary governmental permits/licenses for but not limited to the importation, sale , installment, operation, repair, maintenance and bear the cost such as, but not limited to import duty and any other related taxes imposed into the Territory of the Products purchased by Distributor. Manufacturer shall pay for any permits, licenses or taxes specifically applicable to Manufacturer.

                           ARTICLE 16

                       RELEASE FROM CLAIMS

          In consideration of the execution of this Agreement by Manufacturer, Distributor hereby releases Manufacturer from all claims, demands or other liabilities, pending as of the date of entering this Agreement by Distributor, except indebtedness due under a written contract with Manufacturer or a written warranty issued by Manufacturer.


                           ARTICLE 17

                   USE OF NAME AND TRADE-MARKS

          Distributor shall not use in its corporate firm or business name or allow to be used by others, insofar as it may have any power to prevent such use the name "CASINOVATIONS" or any other trade name or trade-mark adopted by Manufacturer on or for its business or Products or any words or names or combination of words or names closely resembling any of them provided; however, that during the term hereof Distributor shall have the right to and shall indicate to the public and to the trade by names of advertising, pamphlets, letterheads or other media for the purpose of selling the Products in and for the Territory that the Distributor is the authorized distributor of the Products. Upon the expiration or termination of this Agreement, Distributor, forthwith shall discontinue the use of the name "CASINOVATIONS" and of any other name or names or any combination of words or design or trade-mark or trade names that would indicate or tend to indicate that Distributor was or is a distributor of the Products.


                           ARTICLE 18

                 NO LICENSES IMPLIED OR GRANTED

          No licenses are granted or implied by this Agreement under any intellectual property owned or controlled by Manufacturer or under which Distributor has any rights except the right to buy, sell and deal in the Products furnished by Manufacturer. No rights to manufacture are granted by this Agreement. Distributor agrees that it will not remove or alter Manufacturer's patent number or other marks affixed to the Products or permits the same to be done.

                           ARTICLE 19

                          MISCELLANEOUS

          19.01 WAIVER. The failure of either party at any time to require performance by the other party of any provisions hereof shall in no way affect the full to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provisions hereof be a waiver of any succeeding breach of the same or any other such provisions or be a waiver of the provision itself.

          19.02 BINDING VERSION. The official and binding version of this Agreement shall be English irrevocable of the language into which it may be translated.

          19.03 NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile or mail and shall be deemed to have received if personally served when served, if mailed on the fifth business day after deposit in the U.S. mail, as the case may be, with airmail postage prepaid and properly addressed. For purposes hereof the address of the parties hereto (until a change thereof is given as provided in this Section) will be as follows:

Manufacturer:                           Distributor:

CASINOVATIONS INCORPORATED              BELGIAN GAMING TECHNOLOGY
3909 South Maryland Parkway, Suite 311  Heernislaan 111
Las Vegas, Nevada 89119 USA             B-9000 Gent, Belgium
Attn: Mr. Steven J. Blad                Attn: Mr. Johan de Temmmerman
Phone:  1-702-733-7195                  Phone:  011-32-9-233-8510
Fax:    1-702-733-7197                  Fax:    011-32-9-233-8529


          19.04 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the state of Nevada excluding any law or principle which would apply the law of any other jurisdiction. The rights and obligations of the parties shall not be governed by the provisions of the U.N. Convention on Contracts for the International Sale of Goods.

          19.05 ARBITRATION. Both parties herein agree to the following method of the arbitration (other than disputes requiring injunctive relief):

          (a) Any dispute, issue, or difference of opinion arising from parties hereto out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration in the United States in accordance with the Commercial Arbitration Rules of The Arbitration Association, unless otherwise agreed between the parties. The award rendered by arbitrator(s) shall be final and binding upon both parties.

          (b) If applicable, the parties shall have the right to conduct discovery, provided that the arbitrator(s) may order that any particular discovery initiated by a party be taken if the arbitrator(s) determine that such discovery is reasonably necessary for the presentation of the requesting party's case.

          (c)  The language of the arbitration shall be English.

          (d)  In the event of arbitration concerning this
     Agreement, the prevailing party in such      proceeding
     shall be entitled to reimbursement from the other party for all reasonable attorneys' fees and costs incurred with respect to such proceeding.

          (e) This provision 19.05 shall survive the expiration or termination of this agreement for a period of three (3) years.

          19.06 EXECUTION. This Agreement shall not be effective nor binding upon either party until signed on its behalf by an authorized officer, nor shall any modification, renewal, termination or waiver of any of the provisions herein contained, or any future representation, promise condition or waiver in connection with the subject matter hereof be binding upon either party unless made in writing and executed by such party in the same manner.

          19.07 INTEGRATION. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior writings and discussions between them and neither party shall be bound by any terms, conditions, definitions, warranties or representations other than as expressly provided herein or as duly forth on or subsequent to the date hereof in writing signed by the party to be bound thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

Manufacturer:                      Distributor:

CASINOVATIONS INCORPRATED          BELGIAN GAMING TECHNOLOGY

/S/                                /S/
(Signature)                        (Signature)
By:  Mr. Steven J. Blad            By:  Mr. Johan de Temmerman
Title: President and COO           Title: General Manager

Date: 16/12/97                     Date: 18/12/97

                           SCHEDULE 1

                            PRODUCTS


The product appointed by this Exclusive Distributor Agreement shall be the Casinovations Random Ejection Card Shuffler.

                           SCHEDULE 2

                            TERRITORY


The Territory shall consist of all countries of the European Commonwealth, Eastern Europe and Africa, with the exception of the Country of South Africa, any properties owned by Sun International, excluding International cruise ships, but including ferry ships.

                           SCHEDULE 3

                              PRICE


     The Manufacturer agrees to offer to the Distributor a minimum discount of twenty-five percent (25%) less than the promoted retail price in Nevada. The Manufacturer agrees to negotiate in good faith purchase prices for quantity and accelerated payments. In the event of increase in the Nevada retail price Manufacturer agrees to honor all orders received thirty (30) days before and after notice to Distributor of such price increase.